EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-123370 on   Form S-8 of our report dated March 8, 2012, relating to our audit of the consolidated financial statements and the financial statement schedule, appearing in this Annual Report on Form 10-K of Paulson Capital Corp. for the years ended December 31, 2011 and 2010.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
March 8, 2012